Exhibit 99.1

WebMediaBrands Announces 1-for-7 Reverse Stock Split

(New York, NY - August 15, 2012) - WebMediaBrands Inc. (Nasdaq: WEBM) today announced that its board of directors has approved a 1-for-7 reverse split of its common stock. The reverse stock split will become effective at 5:00 p.m. eastern time following the filing of an amendment to our certificate of incorporation with the Delaware Secretary of State on August 16, 2012 and will begin trading on a split-adjusted basis when the market opens on August 17, 2012.

At the effective time of the reverse stock split, each seven shares of the company’s outstanding common stock will be combined into one share of common stock.  The reverse stock split affects all WebMediaBrands common stock and stock options outstanding immediately prior to the effective time of the reverse stock split.  Any person who would otherwise be entitled to a fractional share of common stock as a result of the reverse stock split will be entitled to receive a cash payment in lieu of such fractional share.

About WebMediaBrands Inc.

WebMediaBrands Inc. (Nasdaq: WEBM) (http://www.webmediabrands.com) is a leading Internet media company that provides content, education, and career services to social media, traditional media, and creative professionals through a portfolio of vertical online properties, communities, and trade shows. The Company's online business includes: (i) mediabistro.com, a leading blog network providing content, education, community, and career resources (including the industry's leading online job board) about major media industry verticals including new media, social media, Facebook, TV news, advertising, public relations, publishing, design, and mobile; (ii) InsideNetwork.com, a leading network of online properties providing original market research, data services, news, and job listings on the Facebook platform, on social gaming, and on mobile applications ecosystems; and (iii) SemanticWeb.com, a leading blog providing content, education, community resources and career resources on the commercialization and application of Semantic Technologies, Linked Data, and Big Data. The Company's online business also includes community, membership and e-commerce offerings including a freelance listing service, a marketplace for designing and purchasing logos (stocklogos.com) and premium membership services. The Company's trade show and educational offerings include conferences, online and in-person courses, and video subscription libraries on topics covered by the Company's online business.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are "forward-looking statements" under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example: general economic conditions; our ability to maintain our listing on the Nasdaq Stock Market; the competitive environment in which WebMediaBrands competes; and the unpredictability of WebMediaBrands's future revenues, expenses, cash flows and stock prices. For a more detailed discussion of such risks and uncertainties, refer to WebMediaBrands's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and WebMediaBrands assumes no obligation to update the forward-looking statements after the date hereof, except as required by law.

All current WebMediaBrands press releases can be found online at
http://www.webmediabrands.com/corporate/press.html

For information on WebMediaBrands contact:
Caitlin McKinney
press@webmediabrands.com
212-547-7870